Exhibit 10.22

The Middlefield Banking Company

Annual Incentive Plan

1. Plan Objectives. The primary objective of this Annual Incentive Plan, which is referred to hereinafter as the Plan, is to promote the success of The Middlefield Banking Company (the “Bank”) by linking employee compensation to the Bank’s financial success. The Plan is one means by which the Bank can create on the part of its employees’ personal financial incentives to achieve corporate goals and objectives. The Plan is also one part of a comprehensive compensation package that the Bank desires to make available so that it may attract and retain the employee talent that will give the Bank a competitive advantage.

2. Plan Year and Term. The Plan Year is the calendar year. The Plan is effective beginning January 1, 2024 for the 2024 Plan Year. The Plan shall remain in effect for subsequent Plan Years and until terminated by the Board of Directors (“Board”) of the Bank.

3. Eligibility. Except for those employees participating in customized incentive production plans or arrangements that are excluded from the Plan by Bank management, all employees of the Bank are eligible to participate in and receive awards under the Plan. Employees who receive awards or who are eligible to receive awards are referred to hereinafter as Participants, and each a Participant.

4. Plan Administration. (a) Plan Administration. The Plan shall be administered by the Compensation Committee of the Board. The Compensation Committee shall have the authority to construe and interpret the Plan and to adopt rules and regulations governing the administration of the Plan. Consistent with any limitations on the Compensation Committee’s authority that are explicitly stated in this Plan, the Compensation Committee also shall have authority to exercise all other duties and powers conferred on it by the Plan or that are incidental or ancillary thereto. To carry out its responsibilities under the Plan, the Compensation Committee may use agents and delegate to them such administrative duties as the Compensation Committee sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel, who may be counsel to the Bank. A decision or action of the Compensation Committee concerning any question arising out of the administration, interpretation, and application of the Plan and the rules and regulations promulgated hereunder shall be final and binding upon all persons.

(b) Final Authority to Determine the Performance Criteria and the Potential Award Amount. At the beginning of each Plan Year, the Compensation Committee shall recommend to the Board the performance criteria, specific goals, and potential award amounts, but final approval of those criteria, goals, and potential award amounts is the responsibility of the nonemployee members of the Board. The Compensation Committee may delegate to agents, including but not limited to the Chief Executive Officer or others, the committee’s responsibility for making recommendations concerning the performance criteria, specific goals, and potential award amounts applicable to Participants other than the Chief Executive Officer or any executive who serves also as a director of the Bank or its holding company, but the Compensation Committee may not delegate its responsibility to recommend performance criteria, specific goals, and potential award amounts applicable to the Chief Executive Officer or to any executive who serves also as a director of the Bank or its holding company. Beginning with the 2025 Plan Year, the Compensation Committee shall make its recommendations to the nonemployee members of the Board of Directors within 60 days after the beginning of the Plan Year and within 90 days after the beginning of the Plan Year, the nonemployee directors shall approve the performance criteria, goals, and potential award amounts. The performance criteria, goals, and potential award amounts approved by the nonemployee directors may be those recommended by the Compensation Committee or may be different from the criteria, goals, and amounts recommended by the Compensation Committee, but the performance criteria, goals, and potential award amounts shall be consistent with the limitations specified in section 5 of this Plan.

References in this Plan to actions taken and decisions made by the nonemployee directors mean actions taken and decisions made by a majority of all nonemployee directors of the Board who are considered to be independent directors under Nasdaq Corporate Governance Requirements, including the members of the Compensation Committee, acting at a meeting duly called and held or acting by written consent, in either case in a manner consistent with the articles of incorporation and regulations of the Bank.

In their deliberations concerning the performance criteria for awards, the specific goals to be achieved, and the potential award amounts, both the Compensation Committee and the nonemployee directors shall take into account not only the terms of this Plan and the compensation policies and guidelines of the Bank and its holding company, but also applicable regulatory limitations and guidance concerning compensation, including but not limited to the Interagency Guidance on Sound Incentive Compensation Policies adopted in June of 2010. The Compensation Committee and the nonemployee directors shall seek to ensure that this Plan is administered and that awards are determined in a manner that does not encourage unnecessary and excessive risks or earnings manipulation, that appropriately balances risks and rewards, that is compatible with effective controls and risk management, and that is supported by strong corporate governance, including active oversight by the Compensation Committee.

(c) Calculation of Award Amounts. Within 60 days after the end of a Plan Year, the Compensation Committee shall determine whether the performance criteria and goals applicable to a Participant for that Plan Year were achieved. Based on that determination, the Compensation Committee shall calculate the Participant’s award amount for that Plan Year, consistent with the criteria, goals, and potential award amounts approved under section 4(b) by the nonemployee directors for that Plan Year.

(d) Change in Control. In the event of a Change in Control of the Bank, the Bank shall pay to each Participant on the day of the Change in Control a lump sum amount based on the Compensation Committee’s determination as to the extent to which each performance goal has been achieved through the date of the Change in Control, with such lump sum amount and each performance goal prorated to reflect the portion of the performance period which has elapsed through the date of the Change in Control; provided, however if a particular performance goal is not susceptible to proration, as determined in the sole discretion of the Compensation Committee immediately prior to the Change in Control, then amounts paid with respect to such performance goal shall assume achievement of target performance. The term “Change in Control” means a change in control of the Bank as defined in Internal Revenue Code section 409A and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury.

5. Incentive Awards. (a) Form of Award. Incentive awards shall be paid in cash and in no other form. Award amounts or potential award limits shall be stated as a percentage of a Participant’s annual compensation, or in the case of a salaried officer a percentage of the officer’s salary.

(b) Absolute Award Limit. Because a potential short-term cash incentive award can encourage excessive risk-taking if the potential award constitutes a dominant or excessively large portion of an employee’s total compensation, under no circumstance may the maximum potential cash award under this Plan to a Participant for a Plan Year exceed 60% of the Participant’s annual base salary.

(c) Awards Are Based on Full-Year Results Only. Except in the event of a Change in Control occurring before the end of a Plan Year as set forth in section 4(d), no incentive awards shall be made for performance measured over a period less than a full Plan Year, except as may be specifically allowed by this Plan.

(d) Awards. A Participant’s award under this Plan shall be based on two principal variables: the maximum potential award, stated as a percentage of annual base salary and the specific performance criteria and goals that must be satisfied in a Plan Year in order for the Participant to actually receive the incentive award payment.

(1) The first variable, the maximum potential award, is established by the nonemployee directors of the Board, and may change from one Plan Year to the next, subject to the 60% absolute award limit stated in section 5(b). For purposes of determining the maximum potential award, the nonemployee directors may for convenience segregate employees into categories or tiers. The maximum potential award of one category or tier of employee may be different from the maximum potential award of another category or tier of employee, and in the discretion of the nonemployee directors the maximum potential award may differ among employees within the same category or tier.

(2) The second variable, the award performance criteria and the specific goals to be achieved, is likewise established by the nonemployee directors of the Board, may change from one Plan Year to the next, and likewise may be different for one employee category or tier from the performance criteria and goals applicable to another category or tier, and may even differ among employees within a particular category or tier from the performance criteria and goals applicable to another employee within that same category or tier. Performance criteria can be divided into three distinct classes: (x) bank-wide performance criteria, (y) business unit or departmental performance criteria, and (z) individual performance criteria, with each employee category or tier being subject to varying combinations of any one or more of these three classes of performance criteria, as determined by the nonemployee directors of the Board. The nonemployee members of the Board may select performance criteria and goals with respect to individual Participants based upon both objective and subjective performance metrics, including financial, operational, strategic and individual performance metrics.

If first recommended by the Compensation Committee, the nonemployee members of the Board may adjust or modify performance criteria and goals during a Plan Year to prevent the dilution or enlargement of awards that might otherwise result because of an unusual or extraordinary corporate item, transaction, event, or development that occurs during the Plan Year or that might result because of changes in applicable laws or accounting principles.

(3) As of the January 1, 2024 effective date of this Plan, the employee categories or tiers, identification of employees within each category or tier, and their threshold, target, and maximum potential awards are illustrated in the table to follow. The table is included for illustrative purposes only. The employee categories or tiers and their potential awards may be changed at any time by the nonemployee directors of the Board and may be different from those shown, except that the maximum potential award may not exceed 60% of annual base salary.

employee tier	threshold potential award*	target potential award*	maximum potential award*	officers and employees
1	20%	40%	60%	President and Chief Executive Officer
2	15%	30%	45%	Members of the Executive Leadership Team**
3	9%	12%	15%	Senior Vice Presidents
4	6%	9%	12%	Vice Presidents
5	4%	7%	10%	Assistant Vice Presidents, Branch Managers, All Other Officers
6	4%	6%	8%	All other eligible employees

*	The percentage achievement of the midpoint over the threshold and of the maximum over the midpoint will determine the proportionate incentive payment earned and paid for each of the goals.
**

The Executive Leadership Team for each Plan Year shall include the following officers, subject to modification by the Compensation Committee and the nonemployee directors: the Chief Financial Officer, Treasurer and Executive Vice President; the Executive Vice President/Corporate Development; the Executive Vice President, Chief Banking Officer; the Executive Vice President – Chief Risk Officer; the Executive Vice President, Chief Credit Officer; and the Senior Vice President/Chief Human Resources Officer..

(e)  Award Forfeiture. If the Compensation Committee in its sole and absolute judgement determines that the individual performance of any Participant for a Plan Year failed significantly to satisfy expectations, or if the Compensation Committee determines in its sole and absolute judgement that the Participant engaged in fraudulent or unethical conduct in the course of the Participant’s employment or otherwise committed what the Compensation Committee concludes is an intentional violation of policy of the Bank, the Compensation Committee shall rescind and shall not pay or provide for payment of an incentive award to that Participant for the Plan Year, regardless of whether the Participant’s individual performance is a criterion for an incentive award. In that case the Participant’s award for that Plan Year shall be forfeited in its entirety.

6. Time of Payment. Subject to the provisions of any separate written deferred compensation plan or agreement that may be applicable to a Participant, any incentive award payable under the Plan shall be paid as soon as practicable after the Compensation Committee’s determinations under section 4(c), but in no event shall payment be made (x) before the end of the Plan Year for which the award is made or (y) later than the 15th day of the third month after the end of the Plan Year for which the award is made.

7. Tax Withholding. The Bank shall withhold from any amounts payable under this Plan any and all Federal, state, and local income taxes, the Participant’s share of FICA and other employment taxes, and any other taxes that are required under applicable law to be withheld from the payment.

8. Recovery of Awards. By accepting an award under this Plan, a Participant agrees to repay to the Bank any award that is entirely or partially attributable to a financial reporting error. The award is entirely attributable to a financial reporting error if after the award is paid the financial statements of the Bank are required to be restated because of a financial reporting error and, in the sole judgement of the Compensation Committee, (x) the award would not have been made had the financial reporting not occurred or (y) the Participant was responsible for the financial reporting error and the Compensation Committee concludes that the Participant committed the error knowingly. If an award is entirely attributable to a financial reporting error, the Participant shall repay promptly to the Bank upon demand the entire amount of the award. A Participant shall be ineligible for any future awards under the Plan unless the Participant repays to the Bank the entire amount demanded.

An award is partially attributable to a financial reporting error if after the award is paid the financial statements of the Bank are required to be restated because of a financial reporting error and, in the sole judgement of the Compensation Committee, the award made to the Participant might have been made nevertheless but would have been made in a lesser amount had the financial reporting not occurred. If an award is partially attributable to a financial reporting error, the Participant shall repay promptly to the Bank upon demand the portion of the award that the Compensation Committee determines is attributable to the financial reporting error. A Participant shall be ineligible for any future awards under the Plan unless the Participant repays to the Bank the entire amount demanded.

All awards made under the Plan are subject to any other applicable clawback or forfeiture policy applicable to the Bank, including but not limited to, the Compensation Recovery Policy of Middlefield Banc Corp., or any similar policy that is intended to comply with the requirements of Section 10D of the Securities Exchange Act of 1934, as amended (“Exchange Act”), Rule 10D-1 promulgated under the Exchange Act and Nasdaq Listing Rule 5608.

9. Employment Termination. (a) Employment Termination after the End of a Plan Year. In the case of employment termination after the end of a Plan Year, a Participant forfeits the entire award for the completed Plan Year if the Participant’s employment terminates in the 75-day period after the end of the Plan Year but before payment of the award for that Plan Year is made, unless (x) the Participant’s termination is an involuntary termination by the Bank without cause, (y) the Participant’s termination is on account of death or disability, or (z) the Participant’s termination is a voluntary termination by the Participant after attaining age 60 and 5 years of service. If a Participant satisfies the performance award criteria that are applicable for a Plan Year but terminates employment in the 75-day period after the end of the Plan Year but before receiving payment of the award, the award shall nevertheless be paid to the Participant or to the Participant’s estate or representative if the Participant’s employment termination is on account of involuntary termination by the Bank without cause, death, disability, or voluntary termination after attaining age 60 and 5 years of service. For a Participant who would not otherwise be entitled to payment under this section 9(a) after employment termination, the Compensation Committee may in its sole discretion elect to make an award payment to a Participant whose employment terminates in the period after the end of a Plan Year but before payment of awards for that Plan Year is made.

“Years of service” means a period of continual service with the Bank and shall include a Participant’s service with a financial institution that the Bank has acquired.

“Disability” means, because of a medically determinable physical or mental impairment that can be expected to result in death or that can be expected to last for a continuous period of at least 12 months, (x) the Participant is unable to engage in any substantial gainful activity, or (y) the Participant is receiving income replacement benefits for a period of at least three months under an accident and health plan of the Bank. Medical determination of disability may be made either by the Social Security Administration or by the provider of an accident or health plan covering employees of the Bank. Upon request of the Compensation Committee, the Participant must submit proof to the Compensation Committee of the Social Security Administration’s or provider’s determination.

(b) Employment Termination During a Plan Year. In the case of employment termination during a Plan Year, the Participant forfeits all expectation of and entitlement to an award for the Plan Year in which employment termination occurs, regardless of the reason employment termination occurs. In its sole discretion, however, the Compensation Committee may at the end of the Plan Year elect to make a pro rata award payment to the terminated Participant or to the Participant’s representative or estate, for example in the case of a Participant who retires during a Plan Year or who dies or becomes disabled during a Plan Year.

10. Amendment, Suspension, or Termination. The Board may amend, suspend, or terminate the Plan in whole or in part, but only if the Compensation Committee first recommends that action. Likewise, the Board of Directors also shall have authority to reinstate any or all of the provisions of the Plan if the Plan is suspended or terminated, but only if the Compensation Committee first recommends that action.

11. No Right to an Incentive Award or to Continued Employment. Neither the establishment of the Plan nor the provision for or payment of any amounts hereunder nor any action by the Bank, by the Board, or by the Compensation Committee concerning the Plan shall be held or construed to confer upon any person any legal right to receive, or any interest in, an incentive award or any other benefit under the Plan, or any legal right to be continued in the employ of the Bank.

12. Unfunded Arrangement. The Bank shall not be required to fund or otherwise segregate any cash or any other assets that may at any time be paid to Participants under the Plan. The Plan constitutes an unfunded plan. The Bank shall not, by any provisions of the Plan, be deemed to be a trustee of any property, and any rights of any Participant or former Participant shall be no greater than those of a general unsecured creditor of the Bank.

13. Non-Transferability of Benefits and Interests. No benefit payable under the Plan shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or garnishment by creditors, and any such attempted action shall be void. This section 13 shall not apply to an assignment of a contingency or payment due (x) after the death of a Participant to the deceased Participant’s legal representative or beneficiary or (y) after the disability of a Participant to the disabled Participant’s personal representative.

14. Governing Law. All questions pertaining to the construction, regulation, validity, and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Ohio.

15. Non-Exclusivity. The Plan does not limit the authority of the Bank, the Board of Directors, the Compensation Committee, or the Chief Executive Officer to grant awards or authorize any other compensation to any person under any other plan or authority.